Exhibit 8.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation

Medigus USA LLC	Delaware, United States

ScoutCam, Inc	Nevada, United States

GERD IP, Inc.	Delaware, United States